EXHIBIT 10.2

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

     This Amended and Restated Employment Agreement (“Agreement”) is entered into as of the 8th day of February, 2011 (the “Effective Date”), by and between David Greenwood (“Executive”) and Geron Corporation (the “Company”) and amends and restates that certain Employment Agreement entered into between Executive and the Company as of January 21, 2003, as amended (the “Prior Agreement”), in its entirety.

     Whereas, the Company desires to continue to employ Executive to provide personal services to the Company, and wishes to provide Executive with certain compensation and benefits in return for Executive’s services; and

     Whereas, Executive wishes to continue to be employed by the Company and provide personal services to the Company in return for certain compensation and benefits;

     Now, Therefore, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:

ARTICLE I
DEFINITIONS

     For purposes of the Agreement, the following terms are defined as follows:

     1.1 “Board” means the Board of Directors of the Company.

     1.2 “Cause” means any of the following:

          (a) Executive’s continued failure to satisfactorily perform Executive’s duties to the Company (other than as a result of total or partial incapacity due to physical or mental illness);

          (b) any willful act or omission by Executive constituting dishonesty, fraud or other malfeasance against the Company;

          (c) Executive’s conviction of a felony under the laws of the United States or any state thereof or any other jurisdiction in which the Company conducts business;

          (d) Executive’s debarment by the U.S. Food and Drug Administration from working in or providing services to any pharmaceutical or biotechnology company under the Generic Drug Enforcement Act of 1992, or other ineligibility under any law or regulation to perform Executive’s duties to the Company; or

          (e) Executive’s breach of any of the material policies of the Company.

     1.3 “Code” means the Internal Revenue Code of 1986, as amended.

     1.4 “Company” means Geron Corporation or its successors in interest.

     1.5 “Comparable Employment” means employment on terms which provide (a) the same or greater rate of base pay or salary as in effect immediately prior to Executive’s termination, (b) the same, equivalent or higher job title and level of responsibility as Executive had prior to Executive’s termination, (c) equivalent or higher bonus opportunity as the bonus opportunity for the year preceding the year in which the termination occurs, and d) a principal work location that is both (i) no more than forty-five (45) miles from Executive’s principal work location immediately prior to Executive’s termination and (ii) no more than thirty (30) miles farther from Executive’s principal weekday residence than was Executive’s principal work location immediately prior to the termination.

     1.6 “Covered Termination” means an Involuntary Termination Without Cause that occurs at any time, provided that such termination constitutes a “separation from service” within the meaning of Section 409A of the Code and the regulations promulgated thereunder, including Treasury Regulation Section 1.409A-1(h) (a “Separation from Service”).

     1.7 “Involuntary Termination Without Cause” means Executive’s dismissal or discharge other than (i) for Cause, or (ii) after an involuntary or voluntary filing of a petition under chapter 7 or 11 of 11 USC Section 101 et. seq., an assignment for the benefit of creditors, a liquidation of the company’s assets in formal proceeding or otherwise or any other event of insolvency by the Company, without the offer of Comparable Employment by the Company or a successor, acquirer, or affiliate of the Company. The termination of Executive’s employment as a result of Executive’s death or disability will not be deemed to be for Cause.

ARTICLE II
EMPLOYMENT BY THE COMPANY

     2.1 Position and Duties. Subject to the terms set forth herein, the Company agrees to continue to employ Executive in the position of President, interim Chief Executive Officer and Chief Financial Officer and Executive hereby accepts such continued employment. Executive will report to the Board. Executive shall serve in an employee capacity and shall perform such duties as are assigned to Executive by the Board and, except as otherwise instructed by the Board, such other duties as are customarily associated with the position of President, Chief Executive Officer and Chief Financial Officer. During the term of Executive’s employment with the Company, Executive will devote Executive’s best efforts and substantially all of Executive’s business time and attention (except for vacation periods as set forth herein and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies or as otherwise set forth in this Agreement) to the business of the Company. The Company shall appoint Executive as a member of the Board and during the period of time Executive serves as interim Chief Executive Officer hereunder, the Company shall nominate Executive for reelection as a member of the Board and use its best efforts to cause Executive to be so elected.

     2.2 Employment at Will. Both the Company and Executive shall have the right to terminate Executive’s employment with the Company at any time, with or without cause, and without prior notice. If Executive’s employment with the Company is terminated, Executive will be eligible to receive severance benefits to the extent provided in this Agreement.

     2.3 Employment Policies. The employment relationship between the parties shall also be governed by the general employment policies and practices of the Company, including those relating to protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

ARTICLE III
COMPENSATION

     3.1 Base Salary. Executive shall receive for services to be rendered hereunder an annual base salary of $500,000 payable on the regular payroll dates of the Company, subject to increase in the sole discretion of the Board.

     3.2 Bonus. Executive shall be eligible for a discretionary bonus, in an amount to be determined solely by the Company, in its discretion.

     3.3 Standard Company Benefits. Executive shall be entitled to all rights and benefits for which Executive is eligible under the terms and conditions of the standard Company benefits and compensation practices that may be in effect from time to time and are provided by the Company to its Executive employees generally.

ARTICLE IV
SEVERANCE BENEFITS AND RELEASE

     4.1 Severance Benefits. If Executive’s employment terminates due to a Covered Termination after the date of execution of this Agreement, Executive shall receive:

          (i) any annual base salary and bonus compensation that has accrued but is unpaid as of the date of such Covered Termination;

          (ii) on the date sixty (60) days following the date on which the Covered Termination occurred, a lump sum payment equal to One Hundred Fifty percent (150%) of Executive’s annual base salary as in effect during the last regularly scheduled payroll period immediately preceding the Covered Termination.

Notwithstanding the foregoing, the amounts payable under this Article IV shall be reduced by the amount of severance or other cash compensation, if any, payable under the Company’s Change of Control Severance Plan. All of the amounts payable under this Agreement shall be subject to applicable tax withholding.

In addition, the Company shall use commercially reasonable efforts to facilitate the issuance of health care benefit coverage for Executive and Executive’s covered dependents for a period of up to twenty-four (24) months following a Covered Termination. To the extent permitted by applicable law and the terms of the Company’s group health plans, the date that the Company ceases to facilitate such health care benefit coverage shall be deemed to be the date of the “qualifying event” for Executive and Executive’s covered dependents for the purposes of electing COBRA continuation coverage under the Company’s group health plans. For the twelve (12) month period commencing on the date of the Covered Termination, the Company shall reimburse Executive to the extent necessary so that the coverage facilitated or provided under this paragraph for Executive and Executive’s covered dependents shall be at the same cost to Executive as in effect immediately prior to the Covered Termination.

     4.2 Parachute Payments. If any payment or benefit Executive would receive in connection with a Change in Control from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless Executive elects in writing a different order (provided, however, that such election shall be subject to Company approval): reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits. In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of Executive’s stock awards unless Executive elects in writing a different order for cancellation.

The Company for general audit purposes shall engage a nationally recognized public accounting firm to perform the foregoing calculations. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within fifteen (15) calendar days after the date on which Executive’s right to a Payment is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive.

     4.3 Release. Within fifty (50) days following the occurrence of a Covered Termination, and prior to the receipt of any benefits under Section 4.1 (except pursuant to clause (i) thereof) and Section 4.2 on account of the occurrence of such Covered Termination, Executive shall execute a Release (the “Release”) in substantially the form of Exhibit A (as such form may be modified to take into account changes in the law). Such Release shall specifically relate to all of Executive’s rights and claims in existence at the time of such execution and shall confirm Executive’s obligations under the Company’s standard form of proprietary information agreement. It is understood that Executive has a certain period to consider whether to execute such Release, and Executive may revoke such Release within seven (7) business days after execution. In the event Executive does not execute such Release within the applicable period, or if Executive revokes such Release within the subsequent seven (7) business day period, none of the aforesaid benefits shall be payable under this Agreement and this Agreement shall be null and void.

     4.4 Section 409A. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed by the Company at the time of the Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (a) the expiration of the six-month period measured from the date of Executive’s Separation from Service or (b) the date of Executive’s death. Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 4.4 shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due under the Agreement shall be paid as otherwise provided herein. For purposes of Section 409A of the Code, Executive’s right to receive the payments of compensation pursuant to the Agreement shall be treated as a right to receive a series of separate payments and accordingly, each payment shall at all times be considered a separate and distinct payment.

     4.5 Mitigation. Executive shall not be required to mitigate damages or the amount of any payment provided under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as a result of employment by another employer or by any retirement benefits received by Executive after the date of the Covered Termination, or otherwise.

ARTICLE V
PROPRIETARY INFORMATION OBLIGATIONS

     5.1 Agreement. Executive agrees to abide by the Proprietary Information and Inventions Agreement attached hereto as Exhibit B.

     5.2 Remedies. Executive’s duties under the Proprietary Information and Inventions Agreement shall survive termination of Executive’s employment with the Company and the termination of this Agreement. Executive acknowledges that a remedy at law for any breach or threatened breach by Executive of the provisions of the Proprietary Information and Inventions Agreement would be inadequate, and Executive therefore agrees that the Company shall be entitled to injunctive relief in case of any such breach or threatened breach.

ARTICLE VI
OUTSIDE ACTIVITIES

     6.1 No Other Employment. Except with the prior written consent of the Board, Executive shall not during the term of this Agreement undertake or engage in any other employment, occupation or business enterprise, other than ones in which Executive is a passive investor. Executive may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of Executive’s duties hereunder.

     6.2 No Conflicting Business Interests. During the term of Executive’s employment by the Company, except on behalf of the Company, Executive shall not directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever which were known by Executive to compete directly with the Company, throughout the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that anything above to the contrary notwithstanding, Executive may own, as a passive investor, securities of any competitor corporation, so long as Executive’s direct holdings in any one such corporation shall not in the aggregate constitute more than 1% of the voting stock of such corporation.

ARTICLE VII
NONINTERFERENCE

     While employed by the Company, and for one (1) year immediately following the date on which Executive terminates employment or otherwise ceases providing services to the Company, Executive agrees not to interfere with the business of the Company by soliciting or attempting to solicit any employee of the Company to terminate such employee’s employment in order to become an employee, consultant or independent contractor to or for any competitor of the Company. Executive’s duties under this Article VII shall survive termination of Executive’s employment with the Company and the termination of this Agreement.

ARTICLE VIII
GENERAL PROVISIONS

     8.1 Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by telex) or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at Executive’s address as listed on the Company payroll.

     8.2 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

     8.3 Waiver. If either party should waive any breach of any provisions of this Agreement, they shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

     8.4 Complete Agreement. This Agreement and its Exhibit A and Exhibit B constitute the entire agreement between Executive and the Company and are the complete, final, and exclusive embodiment of their agreement with regard to this subject matter (except for the Company’s 1992 Stock Option Plan, 2002 Equity Incentive Plan, and Change of Control Severance Plan). This Agreement supersedes the Prior Agreement in its entirety. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein or therein and cannot be modified or amended except in a writing signed by a duly-authorized officer of the Company.

     8.5 Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

     8.6 Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

     8.7 Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of Executive’s duties hereunder and Executive may not assign any of Executive’s rights hereunder, without the written consent of the Company, which shall not be withheld unreasonably.

     8.8 Arbitration. In the event of any contractual, statutory or tort dispute or claim relating to or arising out of Executive’s employment relationship with the Company (including but not limited to any claims of wrongful termination or age, sex, race, or other discrimination, but not including workers’ compensation claims), Executive and the Company agree that all such disputes will be finally resolved by binding arbitration conducted by a single neutral arbitrator associated with the American Arbitration Association in Menlo Park, California. Executive and the Company hereby waive their respective rights to have any such disputes or claims tried to a judge or jury. However, the Company agrees that this arbitration provision will not apply to any claim, by either Executive or the Company, for injunctive relief. The administrative costs of any arbitration proceeding between Executive and the Company and the fees and costs of the arbitrator shall be borne by the Company.

     8.9 Attorneys’ Fees. If either party hereto brings any action to enforce rights hereunder, each party in any such action shall be responsible for its own attorneys’ fees and costs incurred in connection with such action.

     8.10 Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California.

[Signature Page Follows]

     In Witness Whereof, the parties have executed this Agreement on the on the day and year first above written.

GERON CORPORATION

By:	/s/ Hoyoung Huh
Hoyoung Huh, M.D., Ph.D. Executive Chairman

Date:	3/25/2011

Accepted and agreed this 25th day of March, 2011,

/s/ David Greenwood
David Greenwood